EXHIBIT 99.2

                  [LETTERHEAD OF BEAR STEARNS COMPANIES INC.]

Immediate Release

BEAR STEARNS PURCHASES POWER ASSETS FROM THE WILLIAMS COMPANIES

                  TRANSACTION SIGNIFICANTLY EXPANDS BEAR ENERGY

          Deal includes power plant tolling agreements, energy purchase and sale contracts, customer business and an associated trading book

NEW YORK, New York - May 21, 2007 - The Bear Stearns Companies Inc. (NYSE:BSC) today announced it has signed a definitive agreement to acquire substantially all of the power and natural gas assets comprising the power trading business of Williams Power Company, Inc., an energy trading and marketing subsidiary of The Williams Companies, Inc. (NYSE:WMB). Bear Energy LP, a Houston-based, wholly owned subsidiary of Bear Stearns, will assume the portfolio of assets, which includes approximately 7,700 megawatts of gas-fired tolling capacity, 1,800 megawatts of full requirements power supply contracts, and an associated trading book. Bear Energy will also acquire various information systems and seek to hire Williams Power Company employees.

The transaction, which is subject to regulatory and other approvals, is expected to close during Bear Stearns' fiscal fourth quarter ending November 30, 2007, and is expected to be accretive to earnings and earnings per share in fiscal 2008.

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"This transaction marks a substantial leap forward for our energy business,"
commented Bear Stearns chairman and chief executive officer James E. Cayne. "We have taken our presence in the energy markets to a new level in a way that is consistent with our prudent approach to building businesses. This acquisition provides us with strategically located generation capacity in key markets that will position us to take advantage of improving market and regulatory dynamics."

"We have great admiration for the employees of Williams Power Company and look forward to building on the customer focused franchise they've created," said Paul Posoli, President of Bear Energy. "This transaction will provide us with an immediate, geographically diverse, North American presence that allows us to broaden existing customer relationships while gaining new customers in both electricity and natural gas."

Bear Stearns was advised by its investment banking division on the transaction.

About Bear Energy:
Bear Energy was founded in 2006 to provide flexible, comprehensive energy solutions in the physical and financial energy markets for clients across the energy value chain. Headquartered in Houston, Texas, Bear Energy currently manages more than 6000 MW of physical power assets and employs an experienced team of 160 energy professionals with extensive physical market knowledge and financial risk management expertise.

As a wholly owned subsidiary of The Bear Stearns Companies Inc., all transactions are guaranteed by the A1/A/A+ rated parent, offering customers the credit quality now required in the volatile energy markets. To learn more about Bear Energy, please visit www.bearenergy.com

About Bear Stearns:
Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company's core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 14,500 employees worldwide. For additional information about Bear Stearns, please visit the firm's web site at www.bearstearns.com